SECURITY TRANSFER AGREEMENT

                                         SECURITY TRANSFER AGREEMENT
             (this "Agreement"), dated as of March 8, 1996 by and among Financial Services Acquisition Corporation, a Delaware corporation ("FSAC"), Gilbert Scharf, the Chairman of FSAC, Michael Scharf, the Secretary of FSAC, Welsh, Carson, Anderson & Stowe, VI, L.P., a Delaware limited partnership ("WCAS VI"), WCAS Information Partners, L.P., a Delaware limited partnership ("WCAS Info") and each other person set forth on the execution pages hereof (each, together with Gilbert Scharf, Michael Scharf, WCAS VI and WCAS Info, a "Stockholder" and, collectively, the "Stockholders")

                                         WHEREAS, FSAC, EBIC Acquisition
             Corp., a Delaware corporation and a wholly owned subsidiary of FSAC ("Sub"), and Euro Brokers Investment Corporation, a Delaware corporation ("EBIC"), concurrently with the execu-tion and delivery of this Agreement will enter into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), providing for, among other things, the merger (the "Merger") of Sub with and into EBIC, as a result of which the outstanding shares of Common Stock, par value $.001 per share ("EBIC Common Stock"), of EBIC will be converted into the right to receive (i) Common Stock, par value $.001 per share ("FSAC Common Stock"), of FSAC (any shares of FSAC Common Stock so received in the Merger, hereinafter the "Merger Shares"), (ii) Series B Redeemable Common Stock Purchase Warrants of FSAC (the "Merger Warrants") and (iii) cash, without interest;

                                         WHEREAS, it is contemplated
             that as soon as reasonably practicable following consumma-tion of the Merger (subject, however, to the advice of its financial advisors), FSAC will commence an exchange offer (the "Exchange Offer") to acquire all Redeemable Common Stock Purchase Warrants ("FSAC Warrants") of FSAC (includ-ing the Merger Warrants and, if not theretofore exchanged, the Bridge Warrants (as defined in the Prospectus, dated November 30, 1994, of FSAC)) that are outstanding, on the basis of one share of FSAC Common Stock for a number of FSAC Warrants (the "Warrant Exchange Ratio") to be mutually agreed post-closing between FSAC and WCAS VI.

                                         WHEREAS, certain of the shares
             of FSAC Common Stock held by each of Michael Scharf and Gilbert Scharf are subject to the terms of that certain Escrow Agreement, dated November 30, 1994 (the "Escrow Shares");

                                         WHEREAS, concurrently with the
             execution and delivery of the Merger Agreement and as a condition and inducement to FSAC, EBIC and Sub's willing-ness to enter into the Merger Agreement, the parties have agreed to enter into this Agreement (i) imposing certain restrictions on post-Merger dispositions by such parties (other than FSAC) of (x) shares of FSAC Common Stock (other than the Escrow Shares) held or acquired by them following the Effective Time (as defined in the Merger Agreement), including, without limitation, any Merger Shares and any shares of FSAC Common Stock obtained upon conversion of any FSAC Warrants (including any Merger Warrants) (any such shares so held or acquired, hereinafter the "Shares") and
             (y) FSAC Warrants (including any Merger Warrants) held or acquired by them following the Effective Time (any warrants so held or acquired, hereinafter the "Warrants") and (ii) imposing certain obligations on the parties (other than FSAC) to tender certain of their Warrants in the Exchange Offer, if and when made.

                                         NOW, THEREFORE, in consider-
             ation of these premises and other good and valuable consid-eration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                     ARTICLE I

                           SECURITY TRANSFER RESTRICTIONS
                            AND EXCHANGE OFFER OBLIGATION

                                         SECTION 1.1  Restriction.  Each
             Stockholder covenants and agrees with each other Stockhold-er and FSAC not to, for the period commencing on the Effec-tive Time (as defined in the Merger Agreement) and ending on November 30, 1996, sell, pledge, encumber, dispose, grant a security interest in or otherwise dispose of or transfer (collectively, "Sell", the doing thereof being a "Sale") any Shares or Warrants owned or acquired, benefi-cially or of record, by such Stockholder following the Effective Time and any such Sale or attempted Sale shall be void. Notwithstanding the foregoing, a Stockholder who is a natural person may Sell any of the Shares or Warrants so held (i) by means of a gift to a member of such Stockholder's immediate family or to a trust, the benefi-ciary of which is such Stockholder or a member of such Stockholder's immediate family or (ii) by virtue of the laws of descent and distribution upon the death of such Stockholder; provided, however, that the transferee in any such Sale (a "Permitted Transferee") shall agree in writing to be bound by the terms and conditions of this Agreement. During the term of this Agreement, FSAC covenants and agrees not to transfer or recognize any transfer on its books and records by a Stockholder or a Permitted Transfer-ee of any Shares or Warrants except for a Sale permitted hereby and made in compliance herewith.

                                         SECTION 1.2  Exchange Offer.
             Notwithstanding anything to the contrary in Section 1.1, each Stockholder hereby agrees with each other Stockholder and FSAC to tender for exchange (and not withdraw) in the Exchange Offer, at the Warrant Exchange Ratio, that portion of the Warrants held by such Stockholder as is equal to the amount, expressed as a percentage, obtained by dividing (i) the number of FSAC Warrants (including the Bridge War-rants), if any, tendered for exchange in the Exchange Offer by persons or entities other than the Stockholders and their Permitted Transferees (the "Public Warrant Holders"), by (ii) the total number of FSAC Warrants (including the Bridge Warrants) held by the Public Warrant Holders immedi-ately prior to the consummation of the Exchange Offer.

                                     ARTICLE II

                              STOCK CERTIFICATE LEGEND

                                         SECTION 2.1  Each certificate
             representing any Shares or Warrants to which this Agreement applies shall conspicuously bear a legend in substantially the following form:

             "THE TRANSFER OF THE SECURITY REPRESENTED BY THIS CERTIFI-CATE IS RESTRICTED UNDER AND SUBJECT TO THE TERMS OF AN AGREEMENT TO WHICH THE COMPANY IS A PARTY, AS SUCH AGREE-MENT MAY BE AMENDED, SUPPLEMENTED, OR OTHERWISE MODIFIED FROM TIME TO TIME (THE"AGREEMENT"). A COPY OF THE AGREEMENT IS ON FILE AT THE COMPANY'S OFFICE. THE HOLDER OF THIS CERTIFICATE, BY HIS OR HER ACCEPTANCE HEREOF, AGREES TO BE BOUND BY THE PROVISIONS OF THE AGREEMENT.

                                         SECTION 2.2  At such time as
             any Shares or Warrants shall no longer be subject to any of the restrictions of this Agreement, FSAC shall take or cause to be taken, at the request of any holder of such Shares or Warrants, such action as shall be necessary so that such holder shall be issued replacement certificates representing such Shares or Warrants that do not refer to such restrictions.

                                    ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

                                         Each Stockholder hereby repre-
             sents and warrants to each other Stockholder and FSAC as follows:

                                         SECTION 3.1  Authority Relative
             to this Agreement. Such Stockholder (if it is a corpora-tion, partnership or other legal entity) is duly organized and validly existing under the laws of the jurisdiction of its incorporation or organization. Such Stockholder has all necessary power and authority (corporate or otherwise) to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby have been duly and validly authorized by all necessary action (corporate or otherwise) on the part of such Stockholder, and no other proceedings (corporate or otherwise) on the part of such Stockholder are necessary to authorize this Agreement or to consummate such transactions. This Agree-ment has been duly and validly executed and delivered by or on behalf of such Stockholder and constitutes a valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms.

                                         SECTION 3.2  No Conflict.  The
             execution and delivery of this Agreement by such Stockhold-er do not, and the performance of this Agreement by such Stockholder will not, (i) conflict with or violate the charter, by-laws, partnership agreement or comparable organizational documents of such Stockholder (in the case of a Stockholder that is a corporation, partnership or other legal entity), (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to such Stockholder or by which the Owned Shares (as defined below) or Shares or Warrants held or to be held by such Stockholder are or will be (during the term hereof) bound or affected, (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancella-tion of, or result in the creation of a lien or encumbrance of any kind on any of such Owned Shares or Shares or War-rants pursuant to, any agreement, contract, indenture, notice or instrument to which such Stockholder is or will be (during the term hereof) a party or by which such Stock-holder or such Owned Shares or Shares or Warrants are or will be (during the term hereof) bound or affected, or (iv) except for applicable requirements, if any, of the Securi-ties Exchange Act of 1934, as amended, require on behalf of such Stockholder any filing with or notification to, or any permit, authorization consent or approval of, any govern-mental or regulatory authority, domestic or foreign.

                                         SECTION 3.3  Title to Shares.
             The shares set forth opposite such Stockholder's name on the signature pages hereof (the "Owned Shares") constitute all of the shares of FSAC Common Stock (other than Escrow Shares) or EBIC Common Stock owned as of the date hereof (either beneficially or of record) by such Stockholder.

                                    ARTICLE IV

                            COVENANTS OF THE STOCKHOLDERS

                                         SECTION 4.1  No Inconsistent
             Arrangements. Each Stockholder hereby covenants and agrees that, during the term of this Agreement, it shall not enter into any contract, agreement, understanding or other ar-rangement with respect to any of the Shares or Warrants held by it that would involve a Sale, or a commitment to make a Sale, in violation of the terms hereof, that would cause any of such Stockholder's representations in Section
             3.2 hereof to become untrue (if made as of the time of such arrangement) or that would otherwise be inconsistent with the terms hereof.

                                         SECTION 4.2  Certain Events.
             Each Stockholder hereby covenants and agrees with each other Stockholder and FSAC that this Agreement, and the obligations hereunder, shall attach during the term hereof to any shares of FSAC Common Stock (other than the Escrow Shares) or FSAC Warrants held or acquired (including, without limitation, by dividend, purchase or exercise of an option or warrant) by such Stockholder following the Effec-tive Time and shall be binding upon any person or entity to which legal or beneficial ownership of such FSAC Common Stock or FSAC Warrants shall pass by operation of law, including without limitation such Stockholder's administra-tors or successors.

                                         SECTION 4.3  Dissenter Shares.
             Each Stockholder (other than Gilbert and Michael Scharf) hereby covenants and agrees with and for the benefit of FSAC that he, she or it will not, directly or indirectly, solicit, facilitate or encourage the assertion or exercise in connection with the Merger, by any other holder of EBIC Common Stock, of such other holder's right to an appraisal under Section 262 of the Delaware General Corporation Law of the fair value of such holder's shares of EBIC Common Stock.

                                    ARTICLE V

                                    MISCELLANEOUS

                                         SECTION 5.1  Duration.  This
             Agreement shall remain in effect until the earlier to occur of (i) the termination of the Merger Agreement and (ii) November 30, 1996, and thereafter this Agreement shall automatically terminate without further action by any party hereto; provided, however, that Section 2.2 shall survive a termination described in the preceding clause (ii) and, if the Exchange Offer has not theretofore been consummated,
             Section 1.2 shall survive a termination described in the preceding clause (ii) until the earlier of (x) the consum-mation of the Exchange Offer and (y) November 30, 1997.

                                         SECTION 5.2  Specific Perfor-
             mance. The parties hereto agree that if any of the provi-sions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific perfor-mance of the terms hereof, without any requirement for securing or posting any bond, in addition to any other remedy at law or equity.

                                         SECTION 5.3  Entire Agreement.
             This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with re-spect to the subject matter hereof.

                                         SECTION 5.4  Amendment.  This
             Agreement may not be amended except by an instrument in writing signed by the parties hereto and specifically referencing this Agreement.

                                         SECTION 5.5  Severability.  The
             provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provisions hereof shall not affect the validity and enforceability of the other provisions hereof. If any provision of this Agree-ment, or the application thereof to any person or entity or any circumstances, is invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid and unenforceable provision and (ii) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such inval-idity or unenforceability affect the validity or enforce-ability of such provision, or the application thereof, in any other jurisdiction.

                                         SECTION 5.6  Governing Law.
             This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the provisions thereof relating to con-flicts of law.

                                         SECTION 5.7  Counterparts.
             This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective as to any Stockholder when one or more counterparts have been signed by FSAC and such Stockholder and delivered to FSAC and such Stockholder.

                                         SECTION 5.8  Notices.  All
             notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the addresses specified below (or at such other address for a party as shall be specified by like notice): (i) if to FSAC, Gilbert Scharf or Michael Scharf to the address of FSAC set forth in Section 11.4 of the Merger Agreement; and
             (ii) if to any other Stockholder, to the address for such Stockholder set forth opposite such Stockholder's name on the execution pages hereof.


                                       IN WITNESS WHEREOF, each of the
           Stockholders and FSAC, have caused this Agreement to be duly executed on the date hereof.

           One World Financial Center                  WELSH, CARSON, ANDERSON
           Suite 3601                                  & STOWE VI, L.P.
           New York, New York 10281
                                                       By WCAS VI Partners, L.P.
                                                             General Partner

           850,884 shares of EBIC Common Stock         By: /s/ Patrick J. Welsh
                                                           Name:
                                                           Title:

           One World Financial Center                  WCAS INFORMATION
           Suite 3601                                    PARTNERS, L.P.
           New York, New York  10281
                                                       By WCAS INFO Partners,
                                                             General Partner

           14,562 shares of EBIC Common Stock          By: /s/ Patrick J. Welsh
                                                           Name:
                                                           Title:

           Two World Financial Center                  DONALD R.A. MARSHALL
           Suite 8400
           New York, New York  10281

           197,823 shares of EBIC Common Stock         /s/ Donald R.A. Marshall

           Two World Financial Center                  ALISTAIR H. JOHNSTONE
           Suite 8400
           New York, New York  10281

           119,870 shares of EBIC Common Stock         /s/ Alistair H. Johnstone

           Two World Financial Center                  KEITH E. REIHL
           Suite 8400
           New York, New York  10281

           50,362 shares of EBIC Common Stock          /s/ Keith E. Reihl

           Two World Financial Center                  BRIAN G. CLARK
           Suite 8400
           New York, New York  10281

           70,320 shares of EBIC Common Stock          /s/ Brian G. Clark

           Two World Financial Center                  WALTER E. DULSKI
           Suite 8400
           New York, New York  10281

           53,977 shares of EBIC Common Stock          /s/ Walter E. Dulski

                                                       GILBERT SCHARF

           333,333 shares of FSAC Common Stock         /s/ Gilbert Scharf

                                                       MICHAEL SCHARF

           166,667 shares of FSAC Common Stock         /s/ Michael Scharf

                                                       FINANCIAL SERVICES
                                                        ACQUISITION CORPORATION

                                               By: /s/ Gilbert Scharf
                                               Name:  Gilbert Scharf
                                               Title: Chairman, President
                                                       and Chief Executive
                                                       Officer